Exhibit 99.1

ZOMAX

I N C O R P O R A T E D

NEWS RELEASE	FOR FURTHER INFORMATION
FOR IMMEDIATE RELEASE	CONTACT:
Anthony Angelini,
President and CEO

Rob Rueckl,
Chief Financial Officer
(763) 553-9300

ZOMAX ANNOUNCES THE APPOINTMENT OF TWO NEW INDEPENDENT DIRECTORS

MINNEAPOLIS, MN...Oct. 5, 2004...Zomax Incorporated (Nasdaq: ZOMX) today announced the appointment of Paul Foley, President and CEO of MAIR Holdings, Inc. (Nasdaq: MAIR), and Joseph Lahti, former Chairman and CEO of Shuffle Master, Inc. to its Board of Directors.

Mr. Foley is a highly respected executive in the airline and air cargo industries with thirty years of experience in very competitive industries.  Prior to MAIR Holdings, Mr. Foley held executive leadership positions at Atlas Air, a global cargo operator of 747 aircraft, Lufthansa Service Group/Sky Chefs, Continental Airline’s subsidiary – Chelsea Catering Corporation, and American Airlines.

Mr. Lahti is a visionary executive whose career in various industries is centered on assisting companies design and execute high powered strategic plans.  He is currently a director of several Twin Cities based businesses and non-profit organizations.  From 1993 to 2002, Mr. Lahti was President and CEO of Shuffle Master, Inc.  Under his leadership, Shuffle Master experienced extraordinary growth and was ranked as one of Forbes Best Small Companies and one of Fortune’s 100 Fastest Growing Small Companies.  Prior to Shuffle Master, he held various consulting and managerial positions in the financial management industry.

“I am proud to welcome these two extraordinary members to our board of directors,” said Anthony Angelini, President and CEO of Zomax.  “We will certainly benefit from their experience.  They have had great success both building and managing complex businesses.”

“We are fortunate to have proven CEOs like Paul and Joe join our board,” said Howard Liszt, Chairman of Zomax.  “We have assembled a strong team of independent directors that will not only provide valuable oversight, but also assist management in driving Zomax forward.”

About Zomax:

Zomax helps companies more efficiently bring their products and content to market worldwide.  Zomax’ solutions enhance the process of sourcing, production, and fulfillment through a modular suite of supply chain services.  These services include front-end customer contact and e-commerce services, material management, CD/DVD production, assembly and kitting services, JIT physical and electronic fulfillment and returns management.  Founded in 1993, Zomax operates 12 facilities across the United States, Canada, Mexico and Ireland.  The Company’s Common Stock is traded on the NASDAQ Stock Market under the symbol “ZOMX”.